EXHIBIT 23.1

Kyle L. Tingle, CPA

To Whom It May Concern:	February 27, 2002

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of February 13, 2001 accompanying the audited financial statements of Discovery Investments, Inc., as at December 31, 2001, in the Form 10KSB.

Very truly yours,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA, LLC

P.O. Box 50141, Henderson, Nevada 89016, Phone: (702) 434-8452, Fax: (702) 436-4218, e-mail: Ktingle@worldnet.att.net